                                                                       EXHIBIT 1

PROSPECTUS

                            1,000,000 COMMON SHARES

                            SUNRISE PRESCHOOLS, INC.

         The securities offered hereby are 1,000,000 Common Shares, $.01 par value (the "Common Shares"), to be issued upon the exercise of the outstanding redeemable common stock purchase warrants (the "Warrants") of the Company. The Warrants were initially issued in 1987 in connection with an offering of units (the "Units"). Each Unit consisted of one Common Share and one Warrant.

         Each Warrant is exercisable at any time prior to September 11, 1995 to purchase one Common Share for $5.00, subject to adjustment in certain events, such as mergers, reorganizations or stock splits, to prevent dilution. The Company may redeem the Warrants at a price of $.05 each provided that the average closing bid for the Common Shares shall have been $5.75 or more for any 20 consecutive trading day period ending within 30 days prior to the giving of the notice of redemption. The Warrants were to initially expire on September 11, 1989; however, the Company has extended the Warrant expiration date on five occasions since the initial issuance of the Warrants. All expenses in connection with the registration of the Common Shares will be borne by the Company. See "Risk Factors" and "Plan of Distribution."

         The Common Shares and the Warrants are quoted on the National Daily Quotation Service ("Pink Sheets") published by the National Quotation Bureau, Inc. Quotations are also available through the "Electronic Bulletin Board" recently instituted by the National Association of Securities Dealers, Inc. On April 10, 1995, the closing prices of the Common Shares and the Warrants, as reported on the Electronic Bulletin Board, were $1.18 and $0.13, respectively.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
            EXCHANGE COMMISSION OR ANY STATE SECURITIES AGENCY NOR
 HAS THE COMMISSION OR ANY SUCH AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF
             THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                          ----------------------------

          THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE
               CONSIDERED ONLY BY PERSONS ABLE TO SUSTAIN A TOTAL
                 LOSS OF THEIR INVESTMENT.  SEE "RISK FACTORS."


                 The date of this Prospectus is April 28, 1995.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission can be inspected and copied at public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; 219 South Dearborn Street, Chicago, Illinois 60604; and 26 Federal Plaza, New York, New York 10278. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

         The Company has filed with the Commission a registration statement (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended ("Securities Act") with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits thereto, copies of which may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement for a full statement of the provisions thereof; each such statement contained herein is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents have been filed with the Commission by the Company and are hereby incorporated by reference into this Prospectus: (i) the Company's Annual Report on Form 10-KSB for the fiscal year ended July 30, 1994;
(ii) the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended October 29, 1994; (iii) the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended January 31, 1995; (iv) the Company's Form 8-K Current Report dated February 10, 1995; (v) the Company's Form 8-K Current Report dated April 11, 1995; (vi) the description of the Company's Common Shares contained in the Company's Registration Statement on Form 8-A filed with the Commission pursuant to Section 12(g) of the Exchange Act dated December 7, 1987; and (vii) the description of the Preferred Share Purchase Rights contained in the Company's Registration Statement on Form 8-A filed with the Commission pursuant to Section 12(g) of the Exchange Act dated February 13, 1995. All other documents and reports filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such reports and documents.

         Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that is also deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person to whom a Prospectus is delivered upon written or oral request of each person, a copy of any document incorporated herein by reference, (not including exhibits to the document that have been incorporated herein by reference unless such exhibits are specifically incorporated by reference in the document which this Prospectus incorporates). Requests should be directed to President, Sunrise Preschools, Inc., 9128 East San Salvador, Suite 200, Scottsdale, Arizona 85258, telephone (602) 860-1611.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the detailed information and consolidated financial statements, including the notes thereto, incorporated by reference in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety, and particularly the information set forth in "Risk Factors."

                                   THE COMPANY

     The Company was organized under Delaware law in May 1987, and currently operates 21 preschools in the Phoenix, Arizona metropolitan area and six preschools in Hawaii.

     The Company is a successor to Venture Educational Programs, Inc., an Arizona corporation, formed in 1980, and Sunrise Preschools, Inc., an Arizona corporation, formed in 1985. The Company has one wholly owned subsidiary, Sunrise Preschools Hawaii, Inc., formed in fiscal 1990.

     During fiscal 1993 and 1994, the Company expanded its child care support services by opening 12 additional sites (eight in 1993 and four in 1994) through cooperative efforts with various outside agencies. These ventures required a minimal capital investment by the Company while expanding its licensed capacity by approximately 420 children. Management is continuing to pursue relatively low risk, low cost programs in an effort to improve cash flow and profitability.

     Effective February 1, 1994, the Company's Hawaii operations were assumed by a Hawaii nonprofit corporation, Preschool Services, Inc. (PSI). The purpose of this action is to enable PSI to participate in numerous grants and fundings available to nonprofit child care entities operating in the State of Hawaii. In exchange for a fee, the Company will provide PSI with management, administration, educational programs and operation of PSI's preschools.

     The Company has its principal office at 9128 E. San Salvador, Suite 200, Scottsdale, Arizona 85258 (telephone 602/860-1611).


                            THE OFFERING

Securities offered                            1,000,000 Common Shares



                      COMPANY'S CAPITALIZATION

Common Shares outstanding
  as of April 10, 1995                        2,935,894 Common Shares

Preferred Shares outstanding
  as of April 10, 1995                        500,000 shares of Preferred Stock

Electronic Bulletin Board Symbol
        Common Shares                         SUNR
        Warrants                              SUNRW

                                  RISK FACTORS

         An investment in the securities offered hereby involves a high degree of risk. Prospective investors should give careful consideration, among other things, to the following factors in analyzing this offering:

         No Assurance of Continued Profitable Operations. For the fiscal years ended July 30, 1994 and July 31, 1993, the Company had net income of $880,649 ($0.34 per share) and $113,719 ($0.03 per share), respectively. Operating income for the fiscal years ended July 30, 1994 and July 31, 1993 was $477,640 and $177,490, respectively. The improvements in net income and operating income for the 1994 fiscal year as compared to the 1993 fiscal year is primarily attributable to (1) better margins; (2) strong enrollments; (3) the recognition of a deferred tax asset of $475,358 in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes; and (4) the formation of Preschool Services, Inc. (PSI), a nonprofit corporation for the Company's Hawaiian operations. Although the Company had profitable operations its last two fiscal years, there can be no assurance that the Company will, in the future, remain profitable.

         Competition. The child care industry is highly competitive. In addition to competition from national chains, the Company competes with local, community and church-affiliated or other nonprofit child care centers, individually owned proprietary child care centers, licensed child care homes, in-home individual child care providers, public schools and businesses that provide child care for their employees. A number of the Company's competitors have substantially greater resources than the Company.

         Adverse Publicity. Some providers of child care have received negative publicity concerning alleged child abuse, inadequate supervision and on-site accidents. Although the Company has not been the subject of any adverse publicity, any such publicity, whether accurate or not, could result in decreased enrollment and have a material adverse effect on the Company.

         Insurance. Recently the Company and other operators of child care centers have experienced greater difficulty in obtaining liability insurance at reasonable rates. Although the Company maintains liability insurance, there can be no assurance such insurance will continue to be available to the Company in the future or that increased premiums for such insurance will not require the Company to increase the cost of providing child care services. If insurance is not available to the Company, or if amounts of coverage are not adequate, the Company may be materially and adversely affected.

         Expansion Plans. The Company's initial growth was achieved primarily through developing and constructing its own facilities. The Company's long-term growth will most likely come from build-to-suit opportunities, where child care facilities can be developed as an amenity to an overall project, and partnership and managed child care programs that provide relatively low risk expansion opportunities. The Company will also continue to evaluate opportunities related to employer-owned centers and developer-assisted programs as they arise. If the Company were to pursue more aggressive expansion, additional outside financing would be required. There can be no assurance that identification and acquisition of sites and construction of preschools, can be achieved on a cost-effective basis or that appropriate construction or permanent financing can be obtained. Construction of centers is subject to risk of delays and cost overruns, and such occurrences could have a material adverse effect on the Company.

         Government Regulation. Child care centers must comply with various state and local statutes and regulations. Centers receive periodic inspection by state licensing agencies to review adherence to child care standards, including, among other things, appropriate staffing, cleanliness and safety. The

Company has not experienced any difficulty in complying with various legal requirements. Additional regulation or changes in existing regulation might impose additional compliance costs on the Company, which could have an adverse effect on the Company.

         Dependence Upon Key Personnel. The success of the Company will be largely dependent upon the efforts and abilities of James R. Evans, president, Barbara Owens, executive vice president, and other executive officers. The Company has entered into employment agreements with Mr. Evans and Ms. Owens; however, the loss of such individuals could have a material adverse effect on the Company. The Company is attempting to acquire, but does not currently maintain key man life insurance on Mr. Evans. In addition, the Company's success is also dependent upon its ability to hire additional qualified personnel, and there can be no assurance that the Company will be able to hire or retain the necessary personnel.

         Charter and Bylaw Provisions. Among other matters, certain provisions of the Company's Certificate of Incorporation and Bylaws limit or eliminate director liability for certain actions, permit issuance of preferred stock without shareholder approval and require approval of greater than 50% of the shares eligible to vote on certain matters. These and other provisions could, under certain circumstances, prevent redress by stockholders for certain actions taken by the directors and management and make it more difficult for an outsider to obtain control of the Company.

         No Dividends. The Company has not paid any dividends on its Common Shares since its inception, and it is not anticipated that any dividends will be paid in the foreseeable future. There are currently issued and outstanding 500,000 shares of the Company's Series B Convertible Preferred Stock (the "Preferred Stock"). Each share of Preferred Stock has a $1.00 liquidation preference, carries a $.10 per share annual cumulative dividend and is convertible into one Common Share. Cumulative dividends on the Preferred Stock, as of July 30, 1994, were $215,833. The payment of the such dividends is at the discretion of the Company's Board of Directors; provided that such dividends must be paid prior to the payment of dividends (except dividends payable in Common Shares) on any other class of the Company's capital stock or the repurchase by the Company of any of its capital stock. The payment of such cumulative dividends could adversely affect the Company's liquidity; however, as of the date hereof, the Company has not determined when such cumulative dividends will be declared or paid.

         Shares Eligible for Future Sale. As of April 10, 1995, the Company had issued and outstanding 2,935,894 Common Shares and 500,000 shares of its Preferred Stock (each share of the Preferred Stock is convertible into one Common Share). An additional 198,589 Common Shares are issuable upon exercise of outstanding options to purchase Common Shares. Such shares, subject to certain limitations, may be available in the future for resale in the open market pursuant to Rule 144 promulgated under the Securities Act, as amended or pursuant to registration of such shares under the Securities Act. The foregoing resales, if any, may have an adverse effect on the market price of the Common Shares.

         Outstanding Options; Potential Dilution and Adverse Impact on Additional Financing; Recent Exercise of Warrants. As of April 10, 1995, the Company had granted and/or sold outstanding options to purchase an aggregate of 198,589 Common Shares, at a weighted average exercise price of $1.46 per share. To the extent that the outstanding options are exercised, dilution to the interests of the Company's stockholders may occur. For the life of such options, the holders will have the opportunity to profit from a rise in the price of the underlying securities. The existence of such options may adversely affect the terms on which the Company can obtain additional financing, and the holders of such options can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain additional capital by an offering of its unissued capital stock on terms more favorable to the Company than those provided by such options. On April 6, 1995, the holders of warrants to purchase an aggregate of 500,000 Common Shares at an exercise price of $1.00 per share, exercised such warrants. Such shares are registered on a Form S-3 and may be sold in accordance with the applicable federal and state securities laws.


         Anti-Takeover Effects of Rights Agreement. The Company has adopted a Preferred Shares Rights Agreement, dated as of February 10, 1995 (the "Rights Agreement"). The Rights Agreement provides for the type of plan commonly called a "poison pill." The Rights Agreement is intended to prevent abusive hostile takeover attempts. However, the Rights Agreement could have the effect of deterring or preventing an acquisition of the Company even if a majority of the Company's stockholders would be in favor of such acquisition, and could also have the effect of making it more difficult for a person or group to gain control of the Company or to change existing management.

                                USE OF PROCEEDS

         Assuming that all of the Warrants are exercised, the net proceeds to the Company are estimated to be approximately $5,000,000. The proceeds will be allocated to the Company's working capital for its operations.

                        DETERMINATION OF OFFERING PRICE

         The Common Shares are issuable upon the exercise of the Warrants. The terms of the Warrants provide that the per share exercise price shall be $5.00 per share. The subsequent sale of the Common Shares received upon the exercise of the Warrants will be determined by the holders of recipient of such Common Shares and may be based on market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices.

                              PLAN OF DISTRIBUTION

         Upon notification to the Company by the holders of the Warrants of such holders' intent to exercise their Warrants, the Company shall issue to such holders' the Common Shares subject to the Warrants so exercised upon the receipt of the applicable exercise price. The Common Shares may then be sold from time to time to purchasers directly, either in privately negotiated transactions or through the facilities of the Electronic Bulletin Board or otherwise, by the holders thereof. Alternatively, the holders of the Common Shares may from time to time sell the Common Shares through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from such holders and/or the purchasers of the Common Shares for whom they may act as agent. The holders of the Common Shares and any underwriter, dealer or agent that participates in the distribution of the Common Shares may be deemed to be underwriters, and any profit on the sale of the Common Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

         Alternatively, the holder of the Common Shares issued upon the exercise of the Warrants may from time to time effect sales of the Common Shares in one or more transactions pursuant to Rule 144 under the Securities Act, or otherwise, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices. It is anticipated that broker-dealers participating in such sales of Common Shares will receive the usual and customary selling commissions.

         The Company will pay substantially all of the expenses incident to the registration of the Common Shares offered hereby. The Company will not pay any expenses incident to the offering and sale of the

Common Shares to the public, including, but not limited to, commissions and discounts of underwriters, dealers or agents.

                           DESCRIPTION OF SECURITIES

         For a description of the Company's Common Shares and the Warrants, see the Company's Registration Statement on Form 8-A dated December 7, 1987, filed with the Commission and incorporated by reference into this Prospectus.

         On February 10, 1995, the Board of Directors of the Company declared a distribution of one right for each outstanding Common Share (the "Rights"). For a description of the Rights, see the Company's Registration Statement on Form 8-A, dated February 13, 1995, filed with the Commission and incorporated by reference into this Prospectus.

                                 LEGAL MATTERS

         Certain legal matters have been passed upon for the Company by Streich Lang, P.A., Phoenix, Arizona.

                                    EXPERTS

         The consolidated financial statements of the Company as of July 30, 1994, and for each of the years in the two-year period ended July 30, 1994, incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report, with respect thereto, and such consolidated financial statements are incorporated by reference herein in reliance upon the authority of such firm as experts in accounting and auditing in giving said report.

================================================================================
NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS WITH RESPECT TO THE OFFERING MADE HEREBY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE BUSINESS OF THE COMPANY SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Incorporation of Certain Documents  . . . . . . . . . . . . . . . . . . .  2
Prospectus Summary  . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
Determination of Offering Price . . . . . . . . . . . . . . . . . . . . .  6
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . .  6
Description of Securities . . . . . . . . . . . . . . . . . . . . . . . .  7
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

================================================================================

================================================================================
                            SUNRISE PRESCHOOLS, INC.

                            1,000,000 Common Shares

                        --------------------------------

                                   PROSPECTUS

                        -------------------------------


                                 April 28, 1995

===============================================================================

   SUPPLEMENT DATED SEPTEMBER 28, 1995 TO PROSPECTUS DATED APRIL 28, 1995

                            1,000,000 COMMON SHARES

                            SUNRISE PRESCHOOLS, INC.

         The second paragraph on the front cover page of the Prospectus dated April 28, 1995 is amended and replaced in its entirety as follows:

         Each Warrant was originally exercisable for one Common Share at a price of $5.00 per share, subject to adjustment under certain circumstances. On September 21, 1995, the Company announced that it had extended the expiration date of the Warrants through November 6, 1995 (the "Warrant Expiration Date") and reduced the exercise price of each exercisable warrant to $1.00 for the period remaining prior to the Warrant Expiration Date. As conditions to extension of the Warrant and reduction of the exercise price, the Company has provided that each holder of Warrants may exercise only one of each sixteen Warrants held, and that the Warrants will be non-transferable for their remaining term. Exercises of the Warrants into less than whole share increments will not be accepted. The exercise of the Warrants in accordance with the terms described above is also subject to effective registration of the underlying shares or an available exemption from registration in the state of such holder's residence. Holders of Warrants electing to exercise their Warrants prior to the Warrant Expiration Date may revoke such election, so long as notice of such revocation is received by the Company on or prior to the Warrant Expiration Date. All Warrants exercised and not revoked on or prior to the Warrant Expiration Date will be accepted by the Company and the Common Shares issuable upon the exercise of such Warrants will be delivered to the respective holders of Warrants as soon as practicable after the Warrant Expiration Date. Assuming all of the eligible Warrants are exercised, the proceeds to the Company are estimated to be approximately $62,500, prior to expenses associated with the registration of the Common Shares and the extension and reduction of the exercise price of the Warrants. The proceeds will be allocated to the Company's working capital for general corporate purposes.

         To the extent that any statement in this Prospectus Supplement conflicts with a statement contained in the Prospectus, the statement in this Prospectus Supplement shall control.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS ABLE TO SUSTAIN A TOTAL LOSS OF THEIR INVESTMENT. SEE "RISK FACTORS."

                        --------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AGENCY NOR HAS THE COMMISSION OR ANY SUCH AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            SUPPLEMENTAL INFORMATION

         The Prospectus is further amended to include the following additional information:

                       HOLDINGS OF OFFICERS AND DIRECTORS

         The following officers, directors and affiliates of the Company own
Warrants:

                                                                                    Number of Warrants
 Name and Title                                                                      Beneficially Held
 --------------                                                                     ------------------
 James R. Evans                                                                         16,300(1)
 Chairman of the Board and President

 Barbara L. Owens                                                                        2,300(2)
 Executive Vice President, Director, Secretary and Treasurer

 Robert A. Rice                                                                         35,000
 Director

-------------------

(1) Of Mr. Evans' 16,300 Warrants, 300 of such Warrants are held in a trust for the benefit of Mr. Evans' children, of which Mr. Evans is the trustee. Mr. Evans acquired 16,000 of the Warrants he owns in the open market on September 22, 1995 at a price of $0.15 per Warrant.

(2) Of Ms. Owens' 2,300 Warrants, 150 of such Warrants are held in a trust for the benefit of Ms. Owens' children, of which Ms. Owens is the trustee.

                      MARKET FOR COMMON STOCK AND WARRANTS

         Trading activity with respect to the Company's Common Stock has been limited and the volume of transactions should not of itself be deemed to constitute an "established public trading market." A public trading market having the characteristics of depth, liquidity and orderliness depends upon the existence of market makers as well as the presence of willing buyers and sellers, which are circumstances over which the Company does not have control.

         The Common Stock is quoted in the National Daily Quotation Service ("Pink Sheets") published daily by the National Quotation Bureau, Inc. under the symbol SUNR. Quotations are also available for the Common Stock through the Electronic Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol 3SUNR. The following table sets forth the high and low bid prices for the Common Stock based on closing transactions during each specified period as reported by the National Quotation Bureau, Inc., which prices reflect inter-dealer prices without retail mark- up, mark-down or commission and may not necessarily represent actual transactions:

                                      Fiscal 1995 Bid                            Fiscal 1994 Bid
                           --------------------------------------   -----------------------------------------
                                  High                  Low                 High                   Low
                                  ----                  ---                 ----                   ---
First Quarter                    $1.375               $1.000                $1.000                 $.750

Second Quarter                    1.688                 .938                 1.250                  .875

Third Quarter                     1.563                1.125                 1.500                  .750

Fourth Quarter                    2.625                1.250                 1.625                  .875

         Until September 22, 1995, at which time the Warrants became non-transferable, the Warrants were quoted in the Pink Sheets under the symbol SUNRW and on the Electronic Bulletin Board under the symbol 3SUNRW. The following table sets forth the high and low bid prices for the Warrants based on closing transactions for each specified period as reported by the National Quotation Bureau, Inc.

                                      Fiscal 1995 Bid                            Fiscal 1994 Bid
                           --------------------------------------   -----------------------------------------
                                   High                  Low                 High                   Low
                                   ----                  ---                 ----                   ---
First Quarter                     $.188                $.063                 $.188                 $.063

Second Quarter                     .188                 .063                  .188                  .063

Third Quarter                      .375                 .063                  .188                  .063

Fourth Quarter                     .375                 .063                  .250                  .125

                     PURPOSE OF PROPOSAL TO WARRANTHOLDERS

         The Company has announced that it has entered into a letter of intent to undertake a public offering of securities. In connection with planning for such offering, the Company decided to make a proposal to the Warrantholders which would result in the final disposition of the Warrants. Accordingly, the Company has reduced the exercise price of the Warrants and extended their expiration date through November 6, 1995, all as described in this Prospectus Supplement. The Company had extended the expiration date of the Warrants several times over the past several years. The Company believes that this final extension through November 6, 1995 in combination with the reduction in the exercise price of the Warrants will provide Warrantholders an opportunity to benefit from exercise of a portion of their Warrants.


                                       3